Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAP SE

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dietmar-Hopp-Allee 16

69190 Walldorf
Federal Republic of Germany

(Address of principal executive offices; Zip Code)

Own SAP Plan

(Full title of plan)

Wendy Boufford c/o
SAP Labs LLC

3410 Hillview Avenue
Palo Alto, CA 94304
(Tel) 1-650-849-4000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

A. Peter Harwich

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

212.906.1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

The Registrant previously registered an aggregate 1,800,000 of its Ordinary Shares, without nominal value, for issuance under the Own SAP Plan (the “Plan”) by a registration statement on Form S-8 (File No. 333-291539) filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2025, 7,000,000 of its Ordinary Shares, without nominal value, for issuance under the Plan by a registration statement on Form S-8 (File No. 333-252295) filed with the SEC on January 21, 2021, and 5,679,902 of its Ordinary Shares, without nominal value, for issuance under the Plan by a registration statement on Form S-8 (File No. 333-213436) filed with the SEC on September 1, 2016 (together the “Prior Registration Statements”). This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register an additional 5,000,000 Ordinary Shares which may be issued under the Plan.

The contents of the Prior Registration Statements are hereby incorporated by reference in and made a part of this Registration Statement in accordance with General Instruction E to Form S-8, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by the Registrant to each recipient of an award under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Registrant are incorporated by reference herein and shall be deemed to be part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026; and

(b)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8- A, filed with the Commission on May 3, 2001, including any amendment or report filed for the purpose of updating such description.

All documents filed with or furnished to the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Ordinary Shares to be transferred under the Plan has been passed upon for the Registrant by Marc Merrill, General Counsel of SAP SE. Mr. Merrill is a full-time employee of the Registrant. Mr. Merrill currently beneficially owns less than 0.001% of the Registrant’s outstanding Ordinary Shares.

Item 6. Indemnification of Directors and Officers.

A Societas Europaea with registered seat in Germany may only indemnify members of its Executive Board or its Supervisory Board in limited circumstances. A Societas Europaea with registered seat in Germany may purchase directors’ and officers’ insurance. The Registrant maintains liability insurance for members of its Executive Board and members of its Supervisory Board in connection with their activities on the Registrant’s behalf, including against liabilities under the Securities Act and the Exchange Act. With the exception of this liability insurance, there are no statutes, charters, provisions, by-laws, contracts or other arrangements under which any director or officer of the Registrant is insured or indemnified in any manner against liability which he or she may incur in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibit	Description
4.1	Articles of Incorporation (Satzung) of SAP SE, effective as of May 5, 2026 (English Translation).
4.2	Own SAP Plan. (1)
5.1	Opinion of Marc Merrill of the Registrant’s Corporate Legal Department as to the legality of the Ordinary Shares covered by this Registration Statement.
23.1	Consent of Marc Merrill (included in Exhibit 5.1).
23.2	Consent of BDO AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm.
107	Filing Fee Table.

(1) Incorporated by reference to Exhibit 4.2 to SAP SE’s Form S-8 Registration Statement filed with the SEC on September 1, 2016.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post- effective amendment by those paragraphs are contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the dates indicated below.

SAP SE
(Registrant)

By:	/s/ Christian Klein
Christian Klein
Chief Executive Officer
Date: August 18, 2026

By:	/s/ Dominik Asam
Dominik Asam
Chief Financial Officer
Date: August 18, 2026

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Klein and Dominik Asam, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any and all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments with all exhibits thereto and other documents in connection therewith with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Christian Klein	Chief Executive Officer and Member of the Executive Board	August 18, 2026
Christian Klein	(principal executive officer)

/s/ Dominik Asam	Chief Financial Officer and Member of the Executive Board	August 18, 2026
Dominik Asam	(principal financial and accounting officer)

/s/ Muhammad Alam	Member of the Executive Board	August 18, 2026
Muhammad Alam

/s/ Thomas Saueressig	Member of the Executive Board	August 18, 2026
Thomas Saueressig

/s/ Sebastian Steinhaeuser	Member of the Executive Board	August 18, 2026
Sebastian Steinhaeuser

/s/ Gina Vargiu-Breuer	Member of the Executive Board	August 18, 2026
Gina Vargiu-Breuer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SAP SE, has signed this registration statement or amendment thereto in Palo Alto, California on August 18, 2026.

Authorized U.S. Representative Wendy Boufford

By:	/s/ Wendy Boufford
Name:	Wendy Boufford
Title:	Assistant General Counsel